Execution Copy

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into as of the 12th day of November, 2008, by and between Syscon Justice Systems Canada Ltd., a company organized under the laws of British Columbia (the “Company”) and 0787223 B.C. Ltd., a company organized under the laws of British Columbia (the “Consultant”).

WHEREAS, the business of the Company includes the development and implementation of offender management software for the correctional and law enforcement industries (the “Business”); and

WHEREAS, the Consultant is willing to make its expertise and experience available to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.     Term. For the period commencing the date hereof and ending on December 31, 2011 (the “Term”), the Consultant shall provide advisory services to the Company as provided in Section 2.

2.	Services.

(a)       During the Term, the Consultant shall provide to the Company management and advisory services with respect to the development and growth of the Business from time to time, as the Company may reasonably request. In particular, the Consultant shall provide to the Company general consultation as to the Company’s policies and procedures and sales and marketing strategies based on the Consultant's knowledge of the Business. The Consultant shall exclusively assign and only provide Mr. Floyd Sully (“Mr. Sully”) to perform the services to be provided by the Consultant under this Agreement (as independent contractor and not employee, agent, partner, or joint venturer).

(b)       Beginning in 2009, for each year during the Term, the Consultant shall cause Mr. Sully to physically attend, speak at, and promote the Company’s Business at one major conference for the industry in which the Company operates and at one other conference in such industry, as determined and requested by the Company and reasonably acceptable to the Consultant.

(c)       Services under this Agreement may be provided by way of, among other means, email, telephone consultation or written correspondence.

3.         Place of Work. The Consultant shall, at the Consultant’s own expense, provide a place of work that is suitable for the performance of the services under this Agreement.

4.         Tools. The Consultant shall, at the Consultant’s own expense, provide the necessary hardware, software and other tools to perform the services under this Agreement and shall be responsible for all costs related thereto, including replacement, repair and insurance costs.

5.         Control. Nothing contained in this Agreement shall be construed to give any party the power to direct or control the day-to-day activities of the other party, or Mr. Sully, and furthermore, nothing in this Agreement constitutes the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

6.	Fees.

(a)        The Company hereby agrees to pay the Consultant, in cash or by wire transfer of immediately available funds, an aggregate of $1,000,000, plus 5% Goods and Services Tax (“GST”), in quarterly payments as follows:

(i) On or before March 31, June 30, September 30, and December 31, of each of 2009 and 2010, the Company shall pay the Consultant a quarterly retainer payment of $93,750, plus GST; and

(ii) On or before March 31, June 30, September 30, and December 31, of 2011, the Company shall pay the Consultant a quarterly retainer payment of $62,500, plus GST (each of the payments in Section 6(a) are referred to as a “Retainer Payment”).

(b)       In addition, the Company shall pay the Consultant $15,000 for each conference attended by Mr. Sully and shall reimburse the Consultant for all reasonable out of pocket expenses incurred by Mr. Sully in connection with Mr. Sully’s attendance at such conferences; provided that (i) such expenses constitute business deductions from taxable income for the Company and (ii) the Consultant furnishes to the Company, in a timely fashion, the appropriate documentation required by the Canada Revenue Agency in connection with such expenses and such other documentation and accounting as the Company may from time to time reasonably request (each of the payments in Section 6(b) are referred to as “Conference Payment” and each of the expense reimbursements are referred to as an “Expense Reimbursement”). The Company shall pay Conference Payments and Expense Reimbursements within thirty (30) days following the last day of each conference or the date that the Consultant submits to the Company appropriate expense documentation, as the case may be.

(c)       In recognition of Mr. Sully’s prominence and standing within the correctional and law enforcement industries and the Consultant’s agreement to provide consulting services to the Company for a period of three (3) years, the Company agrees that this Agreement may not be terminated by the Company for any reason. In addition, in the event the Company shall fail to make a Retainer Payment, plus GST, Conference Payment or Expense Reimbursement within thirty (30) days after receipt of written notice from Mr. Sully that such payment was due and not received pursuant to the terms of this Agreement (except for Expense Reimbursements disputed in good faith), the balance of all amounts payable under this Agreement as Retainer Payments, plus GST, Conference Payments and Expense Reimbursements (except for Expense Reimbursements disputed in good faith), shall be immediately due and payable, such amounts shall bear interest at the rate of 10% per annum until paid in full and the Consultant shall have no further consulting or conference attendance responsibilities under this Agreement.

7.	Confidentiality.

(a)       The Consultant acknowledges that the information, observations and data obtained by it while providing consulting services to the Company (“Confidential Information”) pursuant to this Agreement are the property of the Company. Therefore, the Consultant agrees that it shall not disclose to any unauthorized person or use for its own purposes any Confidential Information without the prior written consent of the Board of Directors of the Company, unless and to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Consultant’s acts or omissions in breach of this Agreement. The Consultant shall deliver to the Company at the termination of this Agreement, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the Business of the Company which it may then possess or have under its control. Nothing herein shall prohibit the Consultant’s disclosure of Confidential Information as directed by judicial, administrative or other governmental law, rule, regulation or order provided that the Consultant shall, to the extent possible, give immediate notice to the Company of any disclosure of Confidential Information so required so that the Company may seek a protective order.

(b)       The Consultant agrees that all Work Product (as defined below) is work made for hire and/or if not work made for hire, is automatically, immediately and irrevocably assigned to and shall become the sole property of Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to the Consultant. The Consultant agrees and does hereby irrevocably and automatically assign to the Company as the Company’s exclusive property, the Consultant’s entire right, title and interest in and to all Work Product and all goodwill associated therewith or related thereto and the Consultant hereby waives for the benefit of the Company and its successors and assigns any and all moral rights in respect of all such Work Product. All right, title and interest in and to the foregoing shall be vested in Company immediately upon development, conception or reduction to practice. The Consultant further agrees that, when requested, the Consultant shall, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by the Consultant as the Consultant’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Work Product” means any and all methods, procedures, processes, formula, techniques, works of authorship, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, intellectual property, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared and/or written and/or contributed and/or conceived and/or developed and/or reduced to practice and/or produced and/or discovered by the Consultant (alone or with others), provided that and only to the extent that it was in connection with the performance of the services pursuant to this Agreement.

8.         Independent Contractor. In performing the services provided for hereunder, the Consultant is acting as an independent contractor, and the Consultant's employees at all times during the term of this Agreement shall be in the employment of and under the supervision and responsibility of the Consultant, and no person employed by the Consultant either directly or indirectly shall be deemed by virtue of this Agreement, or any other agreement related to the Business, to be the servant, agent or employee of the Company or any affiliate of the Company for any purpose whatsoever. The Company shall not withhold any monies for any municipal, provincial, state, local or federal taxing authorities from any payment made to the Consultant pursuant to this Agreement and the Consultant shall be responsible for remittance to the proper authorities of any and all income taxes, employment insurance or social security premiums and workers compensation insurance in relation to the Consultant’s remuneration hereunder. The Consultant shall receive no fringe benefits from the Company whatsoever and shall not be entitled to rights or privileges applicable to employees of the Company including, but not limited to, stock option benefits, group insurance, pension plans, holidays, paid vacation and other benefits which may be available from time to time to the Company’s employees. The Consultant shall indemnify and save harmless the Company of and from any and all claims, actions, losses, charges, taxes, penalties, demands, expenses, costs or other damages (including, without limitation, any and all legal expenses reasonably incurred) which the Company may suffer or incur as a result of any and all liability arising out of the failure of the Consultant to comply with any applicable federal, state or provincial laws related to payments to the Consultant, including, but not limited to, any applicable statutorily required source deductions imposed by any federal, provincial, municipal and other governmental authority on payments made to the Consultant hereunder or as a result of the Company being deemed to have not made any statutorily required source deductions in respect of any employees of the Consultant pursuant to any applicable federal, state or provincial laws on payments to the Consultant.

9.         No Authority. Neither the Consultant nor Mr. Sully shall have the authority to legally bind the Company or its related and affiliated corporations (unless with the express written consent of the Company) and neither shall provide any person any representations, undertaking or warranties of any nature whatsoever, which may tend to involve the responsibility or liability of the Company or its related or affiliated corporations.

10.       Effort and Concurrent Work. Notwithstanding any provision in this Agreement, the Company acknowledges and agrees that the Consultant shall permit Mr. Sully to, and Mr. Sully and the Consultant may, concurrently during the Term of this Agreement, work on projects that are not related to the Services or the Company, and any work on such projects that are not related to the Company is not and shall not in any way be considered a Work Product as defined in 7(b).

11.       No Benefits. The Company and the Consultant agree and acknowledge that the Consultant is acting and shall act only as independent contractor (and that Mr. Sully is not an employee of the Company), and each of the Consultant and the Company agrees and acknowledges that in performing under this Agreement, Mr. Sully shall not be entitled to any employee-like or fringe benefits, or any direct or indirect compensation other than that expressly set out in this Agreement.

12.       Assignment. All of the terms of this Agreement shall inure to the benefit of, be enforceable by and be binding upon the parties hereto and their respective successors and assigns; provided, that the Consultant shall not have the right to assign its rights or duties hereunder or any interest herein without the prior written consent of the Company.

(a)       Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, as follows:

If to the Company:

Syscon Justice Systems Canada~~,~~ Ltd.

c/o Securus Technologies, Inc,

14651 Dallas Parkway

6th Floor

Dallas, Texas 75254

Attn: Dennis Reinhold, V.P., General Counsel and Secretary

If to the Consultant:

0787223 B.C. Ltd.

c/o 5780 Riverdale Drive

Richmond, BC Canada V7C 2E5

With a copy to:

Iain MacKay

MacKay LLP

Chartered Accountants

1100-1177 West Hastings Street

Vancouver, BC V6E 4T5

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt.

13.       Severability. In the event any part of this Agreement, for any reason, shall be finally adjudged by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate the remainder of this Agreement and this Agreement shall be reformed consistent with the original objectives of this Agreement. The invalidity of any part or parts of this Agreement shall not relieve the parties from their other duties and obligations under this Agreement.

14.       Waiver. The failure of either party to enforce any provision of this Agreement or exercise any right granted hereby shall not be construed to be a waiver of such provision or right nor shall it affect the validity of this Agreement or any part hereof or limit in any way the right of either party subsequently to enforce any such provision or exercise such right in accordance with its terms.

15.       No Third-Party Beneficiaries. This Agreement shall be construed to be for the benefit of only the parties hereto and shall confer no right or benefit upon any other person based on the theory of third party beneficiaries or otherwise.

16.       Amendments. The terms of this Agreement may be amended, modified, discharged, waived or terminated only by a written instrument executed by both parties or, in the case of a waiver, by the party waiving compliance, unless such waiver is conditional.

17.       Titles and Headings. The titles and headings included in this Agreement are inserted for convenience only and shall not be deemed to be a part of or considered in construing this Agreement, nor limit or otherwise affect the meaning hereof.

18.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

19.       Entire Agreement. This Agreement consititutes the entire agreement of the parties hereto with respect to the subject matter hereof, and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

20.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as a British Columbia contract. The parties hereby attorn to the jurisdiction of the courts of British Columbia.

21.       Currency. All dollar amounts referred to in this Agreement are in United States dollars.

22.       Guarantee. The Company’s parent, Securus Technologies, Inc., a Delaware corporation (the “Guarantor”), hereby unconditionally and irrevocably guarantees the obligations, covenants, and agreements of the Company under this Agreement. In the event the Company shall fail to make any Retainer Payment, plus GST, Conference Payment or Expense Reimbursement (except for Expense Reimbursements disputed in good faith) within thirty (30) days after receipt of written notice from Mr. Sully that such payment was due and not received pursuant to the terms hereof, the Guarantor hereby agrees to pay to the Consultant all amounts owed to the Consultant by the Company under this Agreement (including but not limited to all amounts payable as Retainer Payments, plus GST, Conference Payments, Expense Reimbursements (except for Expense Reimbursements disputed in good faith), and interest ) without the need for the Consultant to first seek payment from the Company. The Guarantor shall not withhold any taxes, monies, or other amounts for any state, local, federal, provincial, or municipal taxing authorities from any payments made to the Consultant pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed on the date and year first above written.

SYSCON JUSTICE SYSTEMS CANADA LTD.

By:	/s/ RICHARD A. SMITH
Name:	Richard A. Smith
Title:	CEO and President

0787223 B.C., Ltd.

By:	/s/ FLOYD SULLY
Name:	Floyd Sully
Title:

With respect to Section 22:
SECURUS TECHNOLOGIES, INC.

By:	/s/ RICHARD A. SMITH
Name:	Richard A. Smith
Title:	CEO and President